EXHIBIT 5.1

August 22, 2014

Board of Directors

New Energy Technologies, Inc.

10632 Little Patuxent Parkway, Suite 406

Columbia, Maryland 21044

Re:   Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to New Energy Technologies, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration for resale by the selling stockholder named therein (the “Selling Stockholder”) of up to 7,963,283 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of:

(1)

921,875 shares of Common Stock (the “Series I Shares”) issuable upon exercise of an outstanding Series I Stock Purchase Warrant (the “Series I Warrant”) allowing the holder to purchase shares of Common Stock at an exercise price of $1.37 per share through October 7, 2018;

(2)

2,347,136 shares of Common Stock (collectively, the “Unit Shares”) included as part of the Units (as defined below) issuable to the Selling Stockholder upon conversion of an outstanding 7% convertible promissory note dated October 7, 2013, in the principal amount of $3,000,000 and a maturity date of October 6, 2014 (the “Convertible Note”) issued to the Selling Stockholder as part of a loan made by the Selling Stockholder to the Company in a transaction with the Company pursuant to exemptions from the registration requirements of the Securities Act; and

(3)

4,694,272 shares of Common Stock (collectively, the “Warrant Shares”) issuable to the Selling Stockholder upon exercise of the warrants included as part of the Units (collectively, the “Unit Warrants”) described below.

The Series I Shares, Series I Warrant, Unit Shares, Warrant Shares and Unit Warrants may hereinafter be collectively referred to as the “Securities.”

The Convertible Note is convertible into units of the Company’s equity securities (collectively, the “Units”) consisting of:

i.	one share of Common Stock;
ii.	one Series J Stock Purchase Warrant (the “Series J Warrant”); and
iii.	one Series K Stock Purchase Warrant (the “Series K Warrant”).

The conversion price per Unit is equal to the lesser of (1) $1.37, or (2) a price equal to seventy percent (70%) of the 20 day average closing price of our common stock as quoted on the OTC Markets Group, Inc. QB tier as of the last trading date prior to the date of exercise, subject to a floor of $1.00 (the “Conversion Price”). Based upon a conversion price of $1.37 per Unit, upon maturity the Convertible Note, including all accrued interest, may be converted into a maximum of 2,347,136 Units.

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The Warrant Shares include:

(a)

2,347,136 shares of Common Stock issuable upon exercise of the Series J Warrant issuable as part of the Units upon conversion of the Convertible Note allowing the holder to purchase shares of Common Stock at an exercise price equal to the lesser of $1.47 or 107.3% of the Conversion Price for a period of five years from the date of issuance; and

(b)

2,347,136 shares of Common Stock upon exercise of the Series K Warrant as part of the Units upon conversion of the Convertible Note allowing the holder to purchase shares of Common Stock at an exercise price equal to the lesser of $1.57 or 114.6% of the Conversion Price exercisable for a period of five years from the date of issuance.

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For the purposes of rendering this opinion, we have examined originals or certified photostatic copies of such other corporate records, agreements, instruments and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, the due authority of the parties signing such documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

As to questions of fact relevant to the opinions expressed herein, we have relied without investigation upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Series I Warrant has been duly authorized for issuance and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;
(ii)

upon issuance and delivery of Common Stock representing the Series I Shares against payment therefor in accordance with the terms of the Series I Warrant and upon receipt of the warrant exercise price in accordance with its terms, and when certificates for the Common Stock have been duly executed and countersigned and delivered or other proper evidence of ownership issued, the Series I Shares will be validly issued, fully paid and non-assessable;

(iii)

upon issuance and delivery of the Units against payment therefor in accordance with the terms of the Convertible Note, and when certificates for the Units have been duly executed and countersigned and delivered or other proper evidence of ownership issued, the Units will be duly authorized and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(iv)

upon issuance and delivery of the Unit Shares against payment therefor in accordance with the terms of the Convertible Note, and when certificates for the Unit Shares have been duly executed and countersigned and delivered or other proper evidence of ownership issued, the Unit Shares will be duly authorized, validly issued, fully paid and non-assessable;

(v)

upon issuance and delivery of the Unit Warrants against payment therefor in accordance with the terms of the Convertible Note, and when certificates for the same have been duly executed and countersigned and delivered or other proper evidence of ownership issued, the Unit Warrants will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(vi)

upon issuance and delivery of Common Stock representing the Warrant Shares against payment therefor in accordance with the terms of the Unit Warrants and upon receipt of the warrant exercise price in accordance with its terms, and when certificates for the Common Stock have been duly executed and countersigned and delivered or other proper evidence of ownership issued, the Warrant Shares will be validly issued, fully paid and non-assessable.

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In rendering the foregoing opinions, we have assumed that: (i) the Company will issue and deliver the Securities in the manner contemplated by the Convertible Note or respective warrant and, any Securities that consist of shares of capital stock will have been authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unissued and unreserved amounts of such capital stock; (ii) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Company’s Board of Directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (iii) all Securities will be issued in compliance with applicable federal and state securities laws.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited exclusively to (i) the Nevada Revised Statutes (the “NRS”), applicable provisions of the Nevada Constitution and judicial decisions interpreting the NRS and such provisions of the Nevada Constitution and (ii) as to the enforceability of the Convertible Note and the respective warrants against the Company, the laws of the State of New York, and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction. We assume no obligation to supplement this opinion if any applicable laws change after the date of this letter with possible retroactive effect, or if any facts or events occur or come to our attention after the date of this letter that might change any of the opinions expressed above.

We consent to the filing of this legal opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the headings “Legal Matters” in the prospectus that forms a part of the Registration Statement and “Legal Matters” in any prospectus supplement that will form a part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. This opinion is furnished by us, as counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose. This opinion supersedes and replaces all prior opinions regarding the subject matter hereof.

Very truly yours,

/s/ Sierchio & Company, LLP

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